Exhibit 5.1

Mark Ballantyne

T: +1 703 456 8084

mballantyne@cooley.com

May 10, 2022

Sensei Biotherapeutics, Inc.

451 D Street, Suite 710

Boston, MA 02210

Ladies and Gentlemen:

You have requested our opinion, as counsel to Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission relating to the offering of up to 1,530,451 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share(the “Common Stock”), including (i) 1,224,361 shares of the Company’s Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 EIP”) and (ii) 306,090 shares of the Company’s Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    Reston Town Center    11951 Freedom Drive    14th Floor    Reston, VA    20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

May 10, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely Cooley LLP By: /s/ Mark Ballantyne Mark Ballantyne

Cooley LLP    Reston Town Center    11951 Freedom Drive    14th Floor    Reston, VA    20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com